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                            SCHEDULE 14A INFORMATION

                   CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Consent Statement
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    Rule 14a-6(e)(2))
[ ] Definitive Consent Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12


                          BARRETT RESOURCES CORPORATION
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                (Name of Registrant as Specified in its Charter)


                               SHELL OIL COMPANY

                             SRM ACQUISITION COMPANY
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   (Name of Person(s) Filing Consent Statement, if other than the Registrant)


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         pursuant to Exchange Act Rule 0-11 (set forth the amount which the
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
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                SHELL CHALLENGES BARRETT'S 14D-9 RECOMMENDATIONS


         HOUSTON (MARCH 28, 2001) - Walter van de Vijver, president and CEO of Shell Exploration & Production Company, the exploration and production arm of Shell Oil Company, today sent the following letter to the Board of Directors of Barrett Resources Corporation (NYSE: BRR). Shell Oil Company is a wholly-owned member of the Royal Dutch/Shell Group (NYSE: RD, SC).

                                       ***

March 28, 2001

Board of Directors
Barrett Resources Corporation
1515 Arapahoe Street
Tower 3, Suite 1000
Denver, CO 80202

Attention:  Peter A. Dea, Chairman and Chief Executive Officer

Dear Peter:

After carefully reviewing Barrett's March 23 Schedule 14D-9 recommending against Shell's tender offer, we see no basis for your Board's conclusion that our tender offer is inadequate. We are also concerned that your Board might pursue a strategy to remain independent instead of maximizing shareholder value by selling the company. Therefore, we would like to convey our concerns, as well as propose a path forward that utilizes a shareholder-friendly merger agreement, directly to you and your fellow directors.

First, with respect to the conclusion that our $55 per share all-cash offer is inadequate, we recognize that reasonable people, acting in good faith, can differ on questions of value. We also realize that you and your directors have a fiduciary duty to take steps, within limits, designed to achieve the highest price for your shareholders. Nevertheless, in Shell's view, the negotiating posture adopted by the Barrett Board may be encouraging unrealistic expectations about values in the present context and could prove in the end to be harmful to your shareholders. For example, you and your Board, as well as your financial advisors, would probably acknowledge that the Barrett stock is trading in the low $60's because of market speculation that Shell might raise its bid or that another credible suitor may materialize at those levels, not because of some sudden recognition of a higher intrinsic value for the company. Still, hundreds of thousands of Barrett shares continue to be purchased at these speculative levels.


                                    --MORE--

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                                                                          PAGE 2

On the question of intrinsic value, while you have identified several of the positive attributes of the company in the March 23 Schedule 14D-9, there is essentially no new information in that filing or in the related press release. In past public disclosures and in your March 2 analysts call, you outlined in detail virtually all of that information, even predicting in that call that Barrett's reserves would double in size in the foreseeable future. The market assimilated all that information about Barrett's fundamental value and future growth expectations, and ascribed a $45 value to Barrett's shares prior to announcement of the Shell offer. The only new information in the market relates to Shell's bid.

Accordingly, we think it is important for you to understand why we believe our price represents full and fair value for Barrett. To advance our interest in establishing a presence in the Rocky Mountain Region, Shell has devoted substantial resources to the evaluation of Barrett and several other companies with properties and operations in that region. In this process, Shell deployed more than 20 members of its own internal technical staff, as well as other outside consultants, in evaluating Barrett's assets utilizing geologic mapping, laboratory experiments and reserve development scenarios with Shell's proprietary subsurface modeling technology. Given the depth of our technical evaluation of Barrett, we cannot imagine any secret information about your plans or properties you have not already disclosed to the investing public in your various SEC filings and other public disclosures that would indicate higher values. Thus, we believe our valuation is right on target.

We know that Barrett briefly traded in the high $50's when the natural gas markets were at all-time high prices this winter, but those share prices have proved to be unsustainable for Barrett and its peer group companies. The fact that you and some of your fellow Barrett officers sold a significant number of Barrett shares in December for well below $55 per share, according to SEC filings, leads us to believe you may personally share Shell's views about Barrett's value. Given the current trading levels of companies in the exploration and production sector, you and your Board should ask yourselves where Barrett's stock would be trading now if Shell had not made its offer. In addition, you must recognize that any failure by the Barrett Board to quickly conclude its auction process could very well have an adverse impact on your employees and on the company's operations -- an impact that could also affect company value.

In short, we do not understand how you can tell your shareholders that $55 per share is inadequate. Barrett's Schedule 14D-9 does not provide any new guidance as to how the Barrett Board reached that conclusion. At the very least, your shareholders are entitled to a detailed description of your financial advisors' analysis. We hope the Barrett Board will reconsider its initial conclusion regarding our $55 offer.

Second, with respect to our concerns about your Board's strategy, we wonder whether the Barrett Board is really committed to maximizing shareholder value through a sale of the company. Your strategy would indicate that, if no suitor makes an offer at the high price expectations you seem to be encouraging, the Board may simply declare an unsuccessful end to the "strategic alternatives" process and say that the company needs to stay independent. If that is the Board's intent, then we expect to take our proposal directly to your shareholders by means of the written consent process. This would give them an opportunity to express their opinions about a sale of the company by replacing the current Barrett Board with our nominees. To that end, we have taken preliminary action and requested that the Barrett Board set a record date for the written consent process. We hope that this effort to replace the current Board will not become necessary, but we think the written consent process is the best way for the Barrett shareholders to be heard if the Board ignores their desire to sell the company.


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We urge the Barrett Board to demonstrate its commitment to a sale of the company in the following manner. Shell is willing to negotiate a binding merger agreement with Barrett as soon as possible. This merger agreement would not include any of the typical deal protection provisions, such as "no-shop" provisions, "break up" fees or other forms of "lock up" provisions. In this way, the Barrett shareholders could be assured of a sale of their company that secures them a minimum cash purchase price for their shares. The Barrett Board could then continue its "strategic alternatives" process through May 11, 2001, the date on which you indicated to us that the standstill period in your confidentiality agreements relating to your data room process would terminate.
If during that period the Barrett Board receives a binding proposal offering superior consideration for the company, the Barrett Board would be free to accept the higher offer. Otherwise, the company would be sold to Shell under the terms of the merger agreement.

Of course, we would expect that any merger agreement with another bidder would likewise not contain deal protection provisions. Excluding these deal protection provisions, and in particular break up fees, would allow your shareholders, rather than a competing bidder, to benefit from any additional consideration paid in a sale of the company. Thus, when the gavel falls on this auction, your shareholders, and not the participants in the process, would have reaped the benefit of the highest offer made. We hope you recognize that committing to a sale of the company in this manner is the best alternative for your shareholders.

Finally, we hope our proposal demonstrates the extent of our interest in acquiring Barrett, and in establishing a presence in the Rocky Mountain Region. As I indicated to you in my March 1 letter, we envision Barrett and its talented employees serving as the cornerstone of our Rocky Mountain core area, and we would welcome your ideas as to how to best expand on your existing operations through additional acquisitions.

If you are interested in discussing any of the foregoing points, I am prepared as always to meet with you on very short notice at any place of your choosing.

                          Very truly yours,



                          Walter van de Vijver
                          President & CEO

                          * * * * * * * * * * * * * * *

SHELL OIL COMPANY HAS FILED A PRELIMINARY CONSENT STATEMENT AND OTHER SOLICITATION MATERIALS WITH THE SEC RELATING TO SHELL OIL COMPANY'S SOLICITATION OF WRITTEN CONSENTS FROM THE SHAREHOLDERS OF BARRETT RESOURCES CORPORATION. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT, WHEN AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE CONSENT STATEMENT WILL BE FILED BY SHELL OIL COMPANY WITH THE SEC. INVESTORS AND SECURITY HOLDERS CAN OBTAIN A FREE COPY OF THE CONSENT STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE.

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IN ADDITION, THE IDENTITY OF PEOPLE WHO, UNDER SEC RULES, MAY BE CONSIDERED
"PARTICIPANTS IN THE SOLICITATION" OF BARRETT SHAREHOLDERS AND THEIR HOLDINGS OF BARRETT COMMON STOCK ARE CONTAINED IN SHELL OIL COMPANY'S PRELIMINARY CONSENT STATEMENT FILED WITH THE SEC UNDER REGULATION 14A.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON SHELL OIL COMPANY'S CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "FORECASTS," "INTENDS," "PLANS," "BELIEVES," "PROJECTS," AND "ESTIMATES," AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS.

THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON A NUMBER OF ASSUMPTIONS THAT COULD ULTIMATELY PROVE INACCURATE AND, THEREFORE, THERE CAN BE NO ASSURANCE THAT THEY WILL PROVE TO BE ACCURATE.

ACTUAL RESULTS AND OUTCOMES MAY VARY MATERIALLY FROM WHAT IS EXPRESSED OR FORECAST IN SUCH STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE CHANGES IN NATURAL GAS PRICES, CHANGES IN COMPETITIVE OR ECONOMIC CONDITIONS AFFECTING SUPPLY AND DEMAND FOR GAS, PENDING OR FUTURE LITIGATION, CHANGES IN CURRENT LAWS AND REGULATIONS, AND GENERAL DOMESTIC AND INTERNATIONAL ECONOMIC AND POLITICAL CONDITIONS. SHELL OIL COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.



                                       ###

MEDIA CONTACTS:

Kitty Borah/Stacy Hutchinson    Shell Oil Media Relations         (713) 241-4544

David Sexton                    Shell Oil Investor Relations      (212) 218-3112

Web site information            www.shell-barrett.com/